Exhibit 99.1

Delta Petroleum Corporation Seeks Bankruptcy Court Approval to Amend Bid Procedures

DENVER, March 20, 2012 — Delta Petroleum Corporation (DPTRQ.PK) has sought court approval to amend the bidding procedures for its upcoming auction. The expanded procedures would allow bidders to propose buying stock as part of a plan of reorganization, as well as the asset bids currently contemplated. Delta is looking for an extension to April 18 of the deadline for bidders to submit their proposals.

“We are very pleased to have identified significant additional sources of value for our stakeholders, and we believe the additional time to allow proposals to develop is well justified,” CEO Carl E. Lakey said. “Delta’s sale process has received significant interest from a variety of companies and investors, and this extension is intended to facilitate the ability of those bidders to consider structuring alternatives that may preserve certain tax attributes.”

Delta’s request is scheduled to be considered by Delaware Bankruptcy Court Judge Kevin J. Carey on Thursday, March 22.

ABOUT DELTA PETROLEUM

Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core area of operation is the Piceance Basin in the Rocky Mountain region, which comprise the majority of its proved reserves and production.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, the length and outcome of the bankruptcy process, the availability of financing and rulings of the bankruptcy court. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the bankruptcy process, the length of time that the Company will be in bankruptcy, the amount of claims that might be asserted against the bankruptcy estate, the potential for adverse rulings by the bankruptcy court, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about this release, please contact the Company at (303) 293-9133 or via email at investorrelations@deltapetro.com. For further information about the sale process, please contact Evercore Group L.L.C. at hannan@evercore.com or tim.carlson@evercore.com